Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-282331, 333-249485, 333-206534, 333-145986, 333-191729, and Form S-1 No. 333-281948) of our report dated June 20, 2025, with respect to the consolidated financial statements of Rocky Mountain Chocolate Factory, Inc. (the “Company”) included in this Annual Report (Form 10-K) for the fiscal year ended February 28, 2025. Our audit report includes an explanatory paragraph related to the Company’s ability to continue as a going concern.

/s/ CohnReznick LLP

Los Angeles, California

June 20, 2025